EXHIBIT 5

OPINION AND CONSENT OF SONNENSCHEIN NATH & ROSENTHAL LLP

April 27, 2005

SimpleTech, Inc.

3001 Daimler Street

Santa Ana, California 92705-5812

Re:	SimpleTech, Inc.- Registration Statement on Form S-8 for Offering of an Aggregate of 2,298,028 Shares of Common Stock

Ladies and Gentlemen:

In our capacity as counsel to SimpleTech, Inc, a California corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed contemporaneously herewith by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), covering an additional (i) 1,898,028 shares of common stock, par value $0.001 per share, of the Company under the Company’s 2000 Stock Incentive Plan (the “Incentive Plan”), and (ii) 400,000 shares of common stock, par value $0.001 per share, of the Company under the Company’s Employee Stock Purchase Plan (the “Purchase Plan,” collectively with the Incentive Plan, the “Plans”). All of such shares are collectively referred to herein as the “Shares.”

This opinion is being delivered in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K promulgated by the SEC under the Act.

In that connection, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated ByLaws of the Company, both as amended to date, the Plans, the Registration Statement, corporate proceedings of the Company relating to the establishment of the Plans and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company with respect to the Plans to date. As to facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares that will be originally issued under the Plans have been duly and validly authorized, and, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (i) the provisions of duly authorized stock option agreements or duly authorized stock issuance agreements under the Incentive Plan, and in accordance with the Registration Statement or (ii) the provisions of duly authorized stock purchase rights under the Purchase Plan, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to California law and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP

SONNENSCHEIN NATH & ROSENTHAL LLP